EXHIBIT 23.2

                               Consent of KPMG LLP


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                          Independent Auditors' Consent

The Board of Directors
California Community Bancshares, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of California Community Bancshares, Inc. of our report dated March 17, 2000, relating to the consolidated statement of financial condition of California Community Bancshares, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for the year ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of California Community Bancshares, Inc.

                                  /s/ KPMG LLP

Sacramento, California
April 27, 2000




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